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                                                              EXHIBIT 10.24








                    VENTURE EQUIPMENT ACQUISITION COMPANY -
                         VENTURE INDUSTRIES CORPORATION
                           MACHINERY USAGE AGREEMENT

     WHEREAS VENTURE EQUIPMENT ACQUISITION COMPANY and VENTURE INDUSTRIES CORPORATION (the "Parties") desire to enter into a Machinery and Equipment Usage Agreement (the "Agreement") concerning the machinery and equipment set forth in SCHEDULE A attached hereto and made a part hereof (presently located at 17085 Masonic, Fraser, Michigan) for a usage fee equal to the lesser of: (i) the monthly rate, or (ii) the daily rate for the total number of Usage Days in any one month, all of which is set forth on a per machine basis in Schedule A;

     AND WHEREAS the Parties have agreed to the following terms;

     NOW THEREFORE, THIS MACHINERY AND EQUIPMENT USAGE AGREEMENT is hereby made and entered into as of the 15th day of February, 1995 (hereinafter sometimes referred to as the "Commencement Date"), by and between VENTURE EQUIPMENT ACQUISITION COMPANY (hereinafter together with its successors and assigns, referred to as "Owner"), and VENTURE INDUSTRIES CORPORATION (hereinafter referred to as "User"), who hereby amend, as of the effective date, all other agreements, if any, by and between the parties concerning the rental or usage of the equipment listed on Schedule A (the "Equipment") as follows:
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     1. USAGE FEE PAYABLE BY USER.  (A) User, in consideration and in respect of the right granted by Owner to use the Equipment, shall pay to Owner for any one month a sum (prorated for the value of each piece of Equipment subject to this Usage Agreement as initially set forth on Schedule A and as the parties shall from time to time reasonably agree upon) equal to the lesser of:

          (i) SIXTY FIVE THOUSAND EIGHT HUNDRED SIXTY FIVE DOLLARS ($65,865) per month (the "Monthly Rate"); or

          (ii) THREE THOUSAND TWO HUNDRED NINETY THREE AND TWENTY FIVE ONE HUNDREDTHS DOLLARS ($3,293.25) per Usage Day (the "Daily Rate"); provided, that at each anniversary of the Effective Date of this Agreement, the daily rate and the monthly rate shall be prospectively adjusted to reflect the rate of inflation (as measured by the Revised Consumer Price Index - All Items figured for All Urban Consumers, published by the United States Department of Labor, Bureau of Labor Statistics, or, if such index is not published, a comparable index selected by the parties) from the Effective Date to said anniversary date.

     A "Usage Day" shall mean a day during the month in question the User actually uses the Equipment (it being hereby agreed that any use during any calendar day shall be considered one full day of usage for purposes of the fee owed to Owner by User).

     (B) Said sum shall be payable monthly at Owner's place of business or such other place as Owner shall direct in writing.

     (C) The due date of the first payment shall be the date in the next calender month which numerically corresponds to the Effective Date (or if there is no such date in the next calender month, the last date of such month) [such period being herein considered a "month"], with subsequent payments being due at one month intervals.




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     (D) Nothing herein to the contrary withstanding, User shall not be liable for any payments to Owner accrued after this Agreement has been terminated.


     2. USAGE RIGHT. (A) In consideration of the payment of Usage Fees, Owner hereby (i) agrees to make available for pick-up by User or use on Owner's premises, on an as is, where is basis, and (ii) grants to User the right, subject to paragraph 2(B) and Section 4, to use the Equipment during the period from the Effective Date to the date of termination of this Agreement.

     (B) Owner shall be permitted to use the Equipment when not in use by User, subject to the following conditions. At any time that Owner desires that itself or a third party use such Equipment (or any portion thereof) which is on User's premises, (i) Owner shall give User not less than ten (10) days prior notice of the dates of intended use, (ii) the scheduling of such use shall not unreasonably interfere with the requirements of User's business and (iii)(x) Owner shall arrange on terms reasonably satisfactory to User for Owner or any third party user to fully indemnify and hold User harmless from any damage, liability or other cost which is the result of any negligence or intentional harm caused by them or their invitees, employees, agents or sub-contractors to the extent to which such damage, liability or other cost is not recoverable from User's insurance carrier and (y) during any period that Owner or such third party is using such Equipment, Owner or such third party user shall reimburse User for any electrical charges or other variable costs of User which User incurs as a result of the access permitted above.

     (C) Nothing herein to the contrary withstanding, under no circumstances or condition shall any act or omission, including the affixing of such Equipment to the premises, result in Owner losing any right of ownership to the Equipment and to this end Owner shall have the right to, and User shall





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cooperate in aiding Owner, enter into a security agreement with User or file any UCC statement required or reasonable convenient to protecting Owner's rights in this regard.

     3. TERMINATION. (A) Owner shall have the option to terminate this Agreement (i) on or after the eleventh (11th) anniversary of the Effective Date;
(ii) if both the Senior Secured Notes, Series A, due March 15, 2000 and the Senior Subordinated Notes, due April 1, 2004, are fully paid, redeemed or defeased in accordance with their terms, or (iii) as to any particular piece of Equipment if (a) User shall fail to pay for the usage of such piece of Equipment for at least thirty (30) days in any sixty (60) consecutive day period (the "Minimum Amount"), (b) following such failure, Owner shall give User a written notice of termination which shall state that such piece of Equipment shall cease to be subject to this Agreement and that such termination will occur on a date specified in such notice which shall be not earlier than twenty (20) days from the date of such notice (the "Termination Date") unless prior thereto User pays Owner that portion of the Minimum Amount not yet paid for the period in question and (c) User shall fail to pay that portion of the Minimum Amount not yet paid for the period in question to Owner prior to the Termination Date.

     4. CONTINUOUS OWNER ACCESS. Owner shall have reasonable access to the Equipment at User's premises subject to the convenience and requirements of User's business and upon not less than two (2) days prior written notice in order to (i) make repairs and (ii) do testing; provided, that Owner shall (and Owner hereby agrees to do so) fully indemnify and hold User harmless from any damage, liability or cost which is the result of any negligence or intentional harm by Owner or its invitees, employees, agents or sub-contractors to the extent to which such damage,






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liability or other cost is not recoverable from User's insurance carrier or third party's insurance carrier.

     5. CARE AND REPAIR OF PROPERTY. Except as provided in Section 6, Owner shall keep the Equipment in good repair, condition, and working order, and shall furnish any and all parts and labor required for that purpose.

     6. LOSS. User shall utilize the Equipment in a careful and proper manner which reasonably follows the common methods of usage of such Equipment, and in a manner fit for the usages which the Equipment itself is customarily used, and in compliance with all applicable laws, ordinances and regulations.

     User shall be liable to Owner for any loss or damage to the Equipment which results from User's negligence or misuse of the Equipment. Otherwise, Owner, subject to User's obligation to insure the Equipment in accordance with Section 9, shall bear the entire risk of loss of and damage to the Equipment.

     User shall be liable for any loss, damage or liability to third parties, including User's invitees, employees, agents and sub-contractors as a result of the use of such Equipment by User, its employees, agents, sub-contractors (other than Owner and its agents) and invitees.

     7. REMOVAL UPON TERMINATION. Whether or not the same has attached to the premises or otherwise become a fixture, upon termination of this Agreement, or User's right to use any particular piece of Equipment, or upon it being necessary for the repair of the Equipment that





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Owner temporarily remove the same from User's premises, Owner shall be permitted to remove such Equipment and shall have full right of access to the premises in order to enable it to remove such Equipment from User's premises during normal business hours or such other hours as User shall reasonably specify; provided, that Owner shall not unduly interfere with the right of User to conduct its business and that Owner shall fully indemnify User regarding any damage, liability or other cost which is the result of any negligence or intentional harm caused by User or its agents in removing such Equipment, to the extent to which such damage, liability or other cost is not recoverable from User's insurance carrier.

     8. ALTERATIONS AND IMPROVEMENTS TO THE EQUIPMENT. Provided that either (i) the same does not materially reduce the value of the Equipment or (ii) permission of Owner is first obtained, User may, at its sole cost and expense, modernize, add to and improve the Equipment from time to time. Upon the termination of the right of User to such any particular piece of Equipment or all of the Equipment, User shall, at its own expense, have the right to remove from such Equipment any such modernization, addition or improvement if User has first given Owner thirty (30) day's written notice of User's unexpensed or unamortized cost basis in such modernization, addition or improvement and Owner has not tendered the same.

     9. INSURANCE. User shall maintain, and provide Owner with a copy thereof, a liability policy which shall name Owner as an additional insured party, and shall provide (a) comprehensive insurance against risk of loss and damage to the Equipment and (b) comprehensive general liability insurance, including blanket contractual coverage against claims for, or arising out of, bodily injury,





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death, or property damage from the Equipment. The initial limits of coverage shall be, if dual limits are provided, not less than FIVE MILLION DOLLARS ($5,000,000.00) with respect to injury or death of a single person and not less than TEN MILLION DOLLARS ($10,000,000.00) with respect to any one occurrence; and not less than FIVE MILLION DOLLARS ($5,000,000.00) with respect to any one occurrence of property damage.

     10. ASSIGNMENT. The rights of Owner and User hereunder shall not be assigned, pledged, transferred or otherwise disposed of without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     11. EVENTS OF DEFAULT AND REMEDIES THEREFOR. An event of default shall occur and be continuing, and Owner shall have the right to terminate this Agreement at any time thereafter (whether or not said Owner is deemed to have waived its right to so terminate) and pursue any remedy available to Owner at law or equity, if User (a) ceases to do business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy; or
(b) within sixty (60) days after the commencement of any proceedings seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law of regulation, such proceeding shall not have been dismissed, or if within sixty (60) days after the appointment without consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated; provided, that if the Owner of the Equipment is no longer Venture Equipment Acquisition Company or an affiliate of Venture Equipment





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Acquisition Company, or Larry J. Winget or an affiliate of Larry J. Winget, and such Owner did not acquire its rights hereunder in breach of Section 10 and is not otherwise in breach of this Agreement, an additional event of default shall occur if User fails to perform any material provision of this Agreement and such failure continues for a period of thirty (30) days after notice thereof, time being of the essence.

     12. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Michigan.

     13. INTEGRATION. This writing constitutes the entire agreement between the parties as to the matter set forth herein and shall supersede all previous or contemporaneous negotiations, commitments, and writings with respect to the matters set forth herein.

     14. MODIFICATION. The parties may, by written instrument, amend, modify or extend this Agreement. This Agreement may only be so amended, modified or extended by a writing signed by authorized representatives of both parties. The terms and provisions of this Agreement shall prevail over any conflicting, additional, or other terms appearing in any notice, request, instruction, invoice, or other writing submitted by either party under this Agreement at any time.

     15. WAIVER. No waiver of any provision or breach of this Agreement shall be construed as a continuing waiver, or shall constitute a waiver of such provisions or breach, or of any other provision or breach.





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     16. HEADINGS, INTERPRETATION. The paragraph headings herein are included solely for convenience and shall in no event affect or be used in connection with the interpretation of this Agreement. Each separate provision of this Agreement shall be treated as severable, to the end that if any one or more such provisions shall be adjudged or declared illegal, invalid, or unenforceable, this Agreement shall be interpreted and shall remain in full force and effect, as though such provision or provisions had never been contained in this Agreement.

     17. NOTICES. Any notice, demand, delivery, invoice, or other writing required or desired to be given or made pursuant to this Usage Agreement shall be in writing, and shall be deemed to have been given and received, and to be effective for all purposes, the third business mail day after having been mailed via the United States Postal Service in an envelope properly stamped and addressed to the proper party at the address (or such other address as the recipient shall have designated in writing) that follows:

  If to Owner:   VENTURE EQUIPMENT ACQUISITION COMPANY
                     33662 James J. Pompo Dr.
                     Fraser, Michigan 48026

  If to User:    VENTURE INDUSTRIES CORPORATION
                     33662 James J. Pompo Dr.
                     Fraser, Michigan 48026

     IN WITNESS WHEREOF, the Owner and User have executed this Usage Agreement as of the Commencement Date.

                                         OWNER:
                                         VENTURE EQUIPMENT ACQUISITION COMPANY





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                         BY: /s/ Michael G. Torakis
                            -------------------------
                   MICHAEL G. TORAKIS,
                         VICE PRESIDENT

        USER:
                         VENTURE INDUSTRIES CORPORATION


               BY: /s/ Michael G. Torakis
                  ----------------------------
                   MICHAEL G. TORAKIS,
                         VICE PRESIDENT





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